STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT ("Agreement"), dated as of
November 4, 1996, between Intrenet, Inc., an Indiana corporation
(the "Company"), and John Delavan (the "Participant").

                       W I T N E S S E T H:

          WHEREAS, the Participant has been granted options (the
"Options") to purchase shares of the Company's Common Stock, without par value (the "Common Stock"), pursuant to the Company's 1993 Stock Option and Incentive Plan (the "Plan", a copy of which is attached hereto as Appendix A); and

          WHEREAS, the parties hereto desire by this Agreement to document the grant of the Options, but intend that, except to the extent set forth herein, all of the terms and conditions of the Options shall be as contained in the Plan.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan, the parties hereto hereby agree as follows:

          1. The Options. Subject to the terms and conditions set forth herein and in the Plan, the Company's Incentive Compensation Committee has granted the Participant Options to purchase 200,000 shares of the Common Stock (the "Shares") at an initial exercise price of $2.125 per Share (the last reported sale price of the Common Stock on November 4, 1996). The Options shall become exercisable as provided in this section and, once exercisable, shall remain exercisable for a period of five (5) years from the date hereof. A total of 100,000 Options shall become exercisable in each of 1997, 1998 and 1999, depending upon whether the Company meets the following earnings per share targets ("Targets") for the years indicated:

     Number of      Options       Year
Targets

     33,334         1997      $0.22 per share     33,333
1998      The greater of $.30 per share or
       15% above 1997 earnings per share  33,333         1999
  The greater of $.45 per share or
15% above 1998 earnings per share

If the Company does not meet the Target for a year, but earnings per share are 90% or more of the Target, the number of Options that shall become exercisable for such year will be 70% of the amount in the table. If earnings per share are less than 90% and more than 80% of the Target, the number of Options that shall become exercisable for such year will be 60% of the amount in the table. If earnings per share are less than 80% and more than 70% of the Target, the number of Options that shall become exercisable for such year will be 50% of the amount in the table. If earnings per share are less than 70% of the Target, no Options shall become exercisable for such year. If the Company's actual earnings per share exceed the Target for a year, then up to additional 100,000 Options may become exercisable for all three years depending upon the percentage amount by which actual earnings per share exceed the Target for a year. Each percentage point by which actual earnings per share exceed the Target shall result in 333.33 additional Options (rounded to the nearest whole number) becoming exercisable for a year, up to the number of Options for such year specified in the table. The determination of the Company's earnings per share for a year shall be made as of the date that the Company publicly releases earnings for such year. For example, if the Company's earnings per share for 1997 are $0.33 per share (50% above the 1997 Target), 16,667 Options in addition to the 33,334 Options specified in the table (or 50,001 Options in total) shall become exercisable in 1998 when 1997 earnings are released by the Company. The Company, through its Incentive Compensation Committee, may change the Targets for 1998 and 1999 with the consent of the Participant. Any Options which do not become exercisable with respect to a specified year shall not be carried over into a subsequent year.

          2. Condition to Exercise. The Options may be exercised by the Participant only at the times and in the manner set forth herein and in the Plan.

          3. Incentive Stock Options. It is understood that the Options are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent permitted by the Plan and applicable law.

          4. Section 83(b) Election. In the event that the Participant makes an election under Section 83(b) of the Code with respect to the Options or the Shares issuable upon the exercise thereof, the Participant shall notify the Company of such election within five business days thereafter.

          5.  Representations and Warranties of Participant.
The Participant represents and warrants to the Company that:

          (a)  he has received and carefully reviewed a copy of
the     Plan; and

          (b)  he understands that neither the Options nor any
of     the rights and interests under the Plan or hereunder may
be     assigned, encumbered or otherwise transferred
(collectively,     "Transferred") except, in the event of his
death, by will or     the laws and descent and distribution.

          6. Plan Controlling. The parties agree that, except to the extent set forth herein, all of the terms and conditions of the Options are contained in the Plan and there are no other agreements, written or oral, with respect thereto. Neither this Agreement nor the existence of the Options shall be construed as giving Participant any right to be retained in the employ of the Company or any of its affiliates.

          7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first hereinabove written.

                                   INTRENET, INC.

                                   By /s/ Edwin H, Morgens
      	                        	   Edwin H. Morgens,  Chairman of the Board

                                   By /s/ John Delavan
                                   John Delavan, Participant